Exhibit 10.1

Amended and Restated Employment Agreement

Between The Walt Disney Company And Robert A. Iger

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 23, 2008, by and between The Walt Disney Company, a Delaware corporation (the “Company”), and Robert A. Iger (“Executive”) amending and restating in its entirety Executive’s Employment Agreement with Company dated as of January 31, 2008 (the “January 31 Agreement”).

W I T N E S S E T H:

WHEREAS, the Company and its subsidiaries have employed Executive in various senior officer positions, most recently as President and Chief Executive Officer of the Company;

WHEREAS, Executive and the Company were on January 31, 2008 parties to an employment agreement, dated as of October 2, 2005, which was scheduled to expire by its own terms on September 30, 2010 (the “2005 Agreement”);

WHEREAS, in furtherance of the Company’s desire to continue to secure the services of Executive, the Company and Executive entered into the January 31 Agreement, which superseded the 2005 Agreement;

WHEREAS, the Company and Executive desire to amend and restate the January 31 Agreement for the purposes of making certain changes intended to ensure compliance with Section 409A of the Internal Revenue Code and to make certain additional minor corrections in the January 31 Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment by the Company for the period commencing on the date hereof and ending on the last day of the fiscal year of the Company ending on January 31, 2013 (or such earlier date as shall be determined pursuant to Paragraph 7). The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.

2. Position and Duties. During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and in such other position or positions with the Company and its subsidiaries, consistent with his positions as President and Chief Executive Officer of the Company, as the Board of Directors of the Company (the “Board”) shall reasonably assign Executive from time to time. Executive shall be the most senior officer of the Company and report directly and exclusively to the Board. During the Employment Period, unless and until the Board exercises any authority reserved to it under the Company’s By-Laws, Executive shall have the duties, responsibilities and obligations customarily exercised by individuals serving as the chief executive officer in a company of the size and nature of the Company. During the Employment Period, the Company shall also nominate Executive for re-election as a member of the Board at the expiration of each term of office, and Executive shall serve as a member of the Board for each period for which he is so elected. During the Employment Period, Executive shall devote substantially all his business time to the services required of him hereunder, and shall perform such services in a manner consonant with the duties of his position. Executive shall be subject to the terms and conditions of any applicable policy of the Company regarding service (including as a director) on behalf of any other organization, provided that, subject to the provisions of Paragraph 11(a), nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs, and (ii) managing his personal investments and affairs, so long as the activities listed in subclauses (i)-(ii) do not materially interfere, individually or in the aggregate, with the proper performance of his duties and responsibilities as the Company’s Chief Executive Officer.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of no less than $2,000,000. The amount of annual base salary currently payable under this Paragraph 3(a) shall be reduced, however, to the extent Executive elects in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and interpretations thereunder (“Section 409A”) to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company or any of its subsidiaries. Executive’s annual base salary payable hereunder, without reduction for any amounts deferred as described above, is referred to herein as the “Base Salary”. The Company shall pay Executive the portion of his Base Salary not deferred at the election of Executive in accordance with its generally applicable policies for senior executives, but not less frequently than in equal monthly installments. Amounts of base salary accrued but deferred pursuant to the terms of the employment agreement between Executive and the Company, dated as of January 24, 2000 (the “2000 Agreement”), shall be paid to Executive by the Company, together with interest thereon (which interest shall accrue at the rate of the applicable federal rate for mid-term treasuries and which rate shall be reset annually on the basis of the rate in effect for March for each year during which the deferral shall be in effect), six months and one day after the date upon which Executive incurs a separation from service with the Company within the meaning of Section 409A or, if earlier, promptly after Executive’s death; provided that, for purposes of applying such Section 409A, the parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when Executive and the Company reasonably anticipate that Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than 40 percent of the average level of bona fide services performed by Executive for the Company over the immediately preceding 36 months. The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h).

(b) Incentive Compensation. Executive shall be given the opportunity to earn an annual incentive bonus in accordance with the annual bonus plan generally applicable to the Company’s executive officers, as the same may be in effect from time to time (the “Annual Plan”). Executive’s target annual incentive bonus opportunity under the Annual Plan during each fiscal year during the term hereof (including the fiscal year commencing October 1, 2007) shall be no less than $10,000,000. The actual amount payable to Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board or the committee of the Board responsible for administering such Annual Plan (the “Compensation Committee”), which shall be substantially the same as the objectives established under the Annual Plan for other senior executive officers of the Company. Accordingly, depending on such performance, the actual amount payable as an annual bonus to Executive under the Annual Plan may be less than, greater than or equal to the target bonus specified above. Any bonus payable pursuant to this Paragraph 3(b) shall be paid at the same time as annual bonuses are payable to other officers of the Company in accordance with the provisions of the Annual Plan, subject to Executive’s continued employment with the Company through the date on which such bonuses are paid.

(c) Eligibility for Equity Awards. Subject to the terms of this Agreement, Executive shall be entitled to participate in any stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to Executive shall reflect Executive’s position with the Company and the Compensation Committee’s evaluation of Executive’s performance and competitive compensation practices. During each fiscal year during the term hereof (including the fiscal year commencing October 1, 2007, Executive shall receive an annual award with a target award value (which value shall be as determined in accordance with the policies and practices generally applicable to other senior executives of the Company) of not less than $9,000,000; it being understood that the form of the award shall be determined by the Compensation Committee and such form shall be subject to the terms of the applicable plan or plans of the Company. The Compensation Committee may increase the award value of any award made in respect of any such fiscal year based on its evaluation of Executive’s performance. The actual benefits conveyed to

Executive in respect of any such awards may be less than, greater than or equal to the targeted award value, as such benefits will be dependent on a series of performance and other factors, such as the value of the Company’s common stock and satisfaction of any applicable vesting requirements and performance conditions.

4. Performance Based Stock Units Award.

(a) Commencement Stock Units. On October 2, 2005 (the “Commencement Date”), the Company made a one-time grant to Executive of 500,000 performance based stock units (each, a “Commencement Stock Unit”), pursuant to the terms of each of the 2002 Executive Performance Plan (the “Performance Plan”) and the Amended and Restated 1995 Stock Incentive Plan (the “Stock Plan”) and subject to the terms and conditions set forth in this Agreement. Units are notional units of measurement denominated in shares of the Company’s common stock (each, a “Share”) (i.e., one Stock Unit is equivalent in value to one Share). The Commencement Stock Units constitute Restricted Units as defined in Section 2.2 of the Performance Plan.

(b) Vesting. Subject to the continued employment requirement specified below, the Commencement Stock Units shall become vested, if at all, based upon, and solely to the extent that, as of the applicable Measurement Date and the end of the Performance Period (as each such term is defined below) ending on such Measurement Date, each of the following performance criteria are achieved:

(i) the TSR (as defined below) of the Company meets or exceeds the TSR for the Standard & Poor’s 500 Composite Index (the “S&P 500 Index”) in each case, as reported by Bloomberg L.P. (or such other reporting service that the Committee may designate from time to time) with respect to:

(A) the performance periods which are established in the TSR Table set forth below by reference to the Measurement Dates set forth therein, and

(B) the number of Commencement Stock Units eligible for vesting at the end of such performance period (also determined in accordance with the table set forth below) and

(ii) the 162(m) Performance Condition (as defined below) is satisfied.

For the avoidance of doubt, if and to the extent that one type of performance condition applicable to any of the Commencement Stock Units (i.e., either a TSR condition or a 162(m) Performance Condition, as the case may be) is not satisfied as of the applicable Measurement Date, such Commencement Stock Units shall not vest as of such date regardless of whether the other type of performance condition is achieved. However, any

Commencement Stock Units that could, but do not, vest as of the last day of the fiscal year ending on or about September 30, 2008 or September 30, 2009 because either or both the TSR condition or the 162(m) Performance Condition are not met as of such date shall become vested as of the last day of the fiscal year ending on or about September 30, 2009 or September 30, 2010, as the case may be, if and to the extent that the applicable performance criteria are met as of such date. For example, subject to satisfaction of the continued employment requirement set forth below, if the TSR condition and/or 162(m) Performance Condition is not satisfied as of the last day of the fiscal year ending on or about September 30, 2008, no Commencement Stock Units will vest as of the last day of such fiscal year, but if the TSR condition is satisfied and the 162(m) Performance Condition is achieved as of the last day of the fiscal year ending on or about September 30, 2009, Executive shall become vested in 80% of the Commencement Stock Units as of the last day of such fiscal year.

TSR TABLE

TSR Shall be Measured from Commencement Date to (each such date being hereinafter referred to as a “Measurement Date”):	The Company’s TSR at the Applicable Measurement Date	Aggregate Cumulative Percentage of Total Number of Commencement Stock Units That Become Vested
The end of the fiscal year ending on or about September 30, 2008	Meets or exceeds the S&P 500 Index TSR (as defined below) for the relevant period	60%

The end of the fiscal year ending on or about September 30, 2009	Meets or exceeds the S&P 500 Index TSR for the relevant period	80%

The end of the fiscal year ending on or about September 30, 2010	Meets or exceeds the S&P 500 Index TSR for the relevant period	100%

The Committee shall establish, in accordance with the requirements of Section 162(m), one or more performance conditions from among the performance objectives permitted under the Performance Plan, as in effect on the date such objectives are established, (the “162(m) Performance Condition”) with respect to three performance periods (each, a “Performance Period”). Such Performance Periods shall commence on or after the Commencement Date and be of such duration as shall be selected by the Committee, provided that one such Performance Period shall end on the last day of the fiscal year ending on or about September 30, 2008, one shall end on the last day of the fiscal year ending on or about September 30, 2009 and one shall end on the last day of the fiscal year ending on or about September 30, 2010. The number of Commencement Stock Units that shall be subject to the 162(m) Performance Conditions with respect to a particular Performance Period shall be the same number as are subject to the TSR condition with a Measurement Date occurring on the last day of such Performance Period. The performance conditions selected by the Committee shall generally be consistent with the criteria established for other senior executive officers of the Company, but taking into account differences in the relevant performance periods.

Except as otherwise provided in Paragraphs 4(c), 7(b)(i), 7(b)(iii) and 7(d)(iii) hereof, the Commencement Stock Units which are eligible to vest at any Measurement Date shall become vested only if Executive remains continuously employed by the Company from the Commencement Date until the Measurement Date on which the performance is measured (each such Measurement Date shall hereinafter be referred to as a “Vesting Date”) (e.g., Executive must still be employed on September 30, 2009 to vest in the portion of the Stock Units that could otherwise become vested on such Measurement Date by reason of the achievement of the applicable performance criteria).

“TSR” shall mean, as of any Measurement Date, an amount equal to the average of the total return figures, calculated on the basis of weekly periodicity, as currently reported under “Comparative Returns” by Bloomberg L.P. (or any other reporting service that the Committee may designate from time to time) (i) for the Company and (ii) for the S&P 500 Index (the “S&P 500 Index TSR”), as the case may be, for each of the four weeks immediately preceding the determination date, it being understood that if any such determination is made on the last trading day of any week, then that week shall be treated as a preceding week.

(c) Accelerated Vesting. In accordance with Section 11 of the Stock Plan (other than subsection 11(c)) as currently in effect, upon the occurrence of a Triggering Event within the 12-month period following a Change in Control, the Commencement Stock Units shall become fully vested and payable pursuant to Paragraph 4(d). For purposes of this Paragraph 4(c), “Triggering Event” and “Change in Control” shall have the meanings given to such term in the Stock Plan, as amended through October 2, 2008.

(d) Payment of Award. To the extent that any Commencement Stock Units vest as of any applicable Vesting Date (including by reason of the application of Section 7(b)(i) or 7(b)(iii) and 7(d(iii)) hereof), the Company shall, within 30 days of the later of the date on which such Commencement Stock Units vest and the date of certification by the Compensation Committee of the achievement of the performance criteria applicable to the vesting of such Commencement Stock Units, which shall in any event be done within 90 days of the applicable Vesting Date (and in all events within 30 days following vesting under Paragraph 4(c)), issue to Executive payment in respect of the number of Commencement Stock Units that became vested as of such date (or, if any Commencement Stock Units became vested as of any prior Vesting Date, the remainder of (i) the maximum aggregate number of Commencement Stock Units that could have become vested as of such date minus (ii) the total number of such Commencement Stock Units that shall have vested prior thereto). Without limiting the generality of the immediately preceding sentence, in no event shall any earned Commencement Stock Units be paid later than the end of the Executive’s tax year in which the Vesting Date occurs. The Commencement Stock Units shall be paid in Shares. The Commencement Stock Units, whether or not vested, will not confer any voting rights upon Executive, unless and until Executive receives Shares as payment in respect of such Commencement Stock Units.

(e) Dividend Equivalents. Any dividends paid on Shares will be credited to Executive as additional Commencement Stock Units as if the Commencement Stock Units previously held by Executive were outstanding Shares, as follows: Such credit shall be made in whole and/or fractional Commencement Stock Units and shall be based on the fair market value (as defined in the Stock Plan) of the Shares on the date of payment of such dividend and the amount reported by the Company as paid to shareholders in respect of such dividends, provided, however, that if any dividend is paid in common stock of the Company, the number of additional Commencement Stock Units (or fractions thereof) credited in respect of each then outstanding Commencement Stock Unit shall be equal to the number of shares of common stock (or fractions thereof) distributed in respect of one share of common stock. All such additional Commencement Stock Units shall be subject to the same vesting requirements applicable to the previously held Commencement Stock Units in respect of which they were credited and shall be payable in accordance with Paragraph 4(d) hereof.

5. Extension Stock Option Grant.

(a) Grant of Extension Stock Options. On (or as soon as practicable, but not later than five business days, after) the date this Agreement is executed (the “Extension Date”), the Company shall grant Executive options to purchase 3,000,000 shares of the Company’s Common Stock (the “Extension Stock Option Grant”). Such options shall be granted under the terms of the Amended and Restated 2005 Stock and Incentive Plan (the “2005 Stock Plan”), and except as otherwise expressly provided herein, shall be subject to the terms and conditions of the 2005 Stock Plan and the form of stock award agreement attached hereto as Exhibit A (the “Option Award Agreement”). The options shall have a maximum term of seven years from the Extension Date, provided that, subject to Paragraph 7 of this Agreement, such options shall earlier terminate as provided in the 2005 Stock Plan and the Option Award Agreement. The per share exercise price of the Extension Stock Option Grant shall be equal to the Fair Market Value (as defined in the 2005 Stock Plan ) on the date of grant. The Extension Stock Option Grant shall become vested and exercisable as to 500,000 shares of stock on each of the first four anniversaries of the Extension Date, and as to the remaining number of shares on the fifth anniversary of the Extension Date, subject in each case to

Executive’s continued employment with the Company through such anniversary of the Extension Date, and, if applicable, to the provisions of the Option Award Agreement and the 2005 Stock Plan.

(b) Accelerated Vesting. In accordance with Section 11 of the 2005 Stock Plan (other than subsection 11.3) as currently in effect, upon the occurrence of a Triggering Event within the 12-month period following a Change in Control, the Extension Stock Option Grant shall become fully vested and exercisable. For purposes of this Paragraph 5(b), “Triggering Event” and “Change in Control” shall have the meanings given to such terms in the 2005 Stock Plan, as amended through October 2, 2008.

6. Benefits, Perquisites and Expenses.

(a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company and made available generally to its senior officers, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company for its senior officers, in each case, whether now existing or established hereafter, in accordance with the generally applicable provisions thereof.

(b) Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company.

(c) Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Employment Period in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

(d) Indemnification. Executive and the Company are parties to an indemnification agreement effective as of October 1, 2003 (the “Indemnification Agreement”), which shall continue in full force and effect in accordance with its terms.

7. Termination of Employment.

(a) Early Termination of the Employment Period. Notwithstanding Paragraph 1, the Employment Period shall end upon the earliest to occur of (i) Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right or (v) a Termination for Good Reason. If the Employment Period

terminates as of a date specified under this Paragraph 7, Executive agrees that, upon written request from the Company, he shall resign from the Board and each other position he holds with the Company and any of its subsidiaries or affiliates, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).

(b) Benefits Payable Upon Termination.

(i) (i) In the event of Executive’s death during the Employment Period or a Termination due to Disability, Executive or his beneficiaries or legal representatives shall be provided the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of Executive’s death or Termination due to Disability. In the event of the Executive’s death during the Employment Period or a Termination due to Disability, all Commencement Stock Units shall become fully vested and shall be payable to Executive or his beneficiaries or legal representatives (i) in the event of death, in accordance with the terms of Paragraph 4(d) hereof and (ii) in the event of a Termination due to Disability, at the date or dates such amounts would have been payable under Paragraph 4(d) without regard to such termination, but assuming that the 162(m) Performance Condition and the TSR conditions were satisfied. Additionally, the Grandfathered Option Awards shall be or become exercisable to the extent provided in, and remain exercisable for the period specified in, the 2000 Agreement, if applicable, or the terms and conditions of the applicable plan and the applicable option agreements. Subject to Paragraph 7(d), in the event of Executive’s death or disability, any other stock options then held by Executive or his permitted transferees (including the Extension Stock Option Grant) shall be exercisable in accordance with the terms of the applicable plan and the applicable option agreements.

(ii) In the event of Executive’s Termination for Cause, Executive shall be provided the Unconditional Entitlements.

(iii) In the event of a Termination for Good Reason or the exercise by the Company of its Termination Right, Executive shall be provided the Unconditional Entitlements and the Company shall provide the Conditional Benefits to Executive, subject to (A) Executive’s execution of the Release, (B) Executive having not revoked such Release within the seven-day revocation period permitted following delivery of such Release and (C) Executive’s execution of the Consulting Agreement. For Executive to become entitled to the Conditional Benefits, Executive must deliver both the executed Release and the executed Consulting Agreement to the Company by no later than twenty-two (22) days following the Termination Date.

(iv) In the event of a Termination for Good Reason or the exercise by the Company of its Termination Right, any Grandfathered Option Awards shall remain exercisable for the periods specified in the 2000 Agreement.

(c) Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which Executive may become entitled under Paragraph 7(b) are as follows:

(i) Earned Amounts. The Earned Compensation shall be paid within 30 days following the termination of Executive’s employment hereunder, or if any part thereof constitutes a bonus which is subject to or conditioned upon any performance conditions, within thirty (30) days following the determination that such conditions have been met, provided that in no event shall the bonus be paid later than 90 days following his termination of employment.

(ii) Benefits. All benefits payable to Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its affiliates applicable to Executive at the time of termination of Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of Executive’s employment with the Company. Notwithstanding the immediately preceding sentence, Executive shall not be entitled to any benefits under any severance plan or policy of the Company or any of its subsidiaries.

(iii) Indemnities. Any right which Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with Executive’s activities as an officer, director or employee of the Company or any of its affiliates pursuant to the terms of the Indemnification Agreement referenced in Paragraph 6(d) shall be unaffected by Executive’s termination of employment and shall remain in effect in accordance with its terms.

(iv) Medical Coverage. Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies. Executive shall be notified in writing of his rights to continue such coverage after the termination of his employment pursuant to this Paragraph 7(c)(iv), provided that Executive timely complies with the conditions to continue such coverage. Executive understands and acknowledges that Executive is responsible to make for all payments required for any such continued health care coverage that Executive may choose to receive.

(v) Business Expenses. Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by him prior to the termination of his employment.

(vi) Stock Options/RSUs. Except to the extent additional rights are provided upon Executive’s qualifying to receive the Conditional Benefits, Executive’s rights with respect to any stock options and/or restricted stock units granted to him by the Company shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and restricted stock units were awarded, as in effect at the date Executive’s employment terminates.

(d) Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which Executive may become entitled under Paragraph 7(b)(iii), provided he complies with the terms and conditions thereof, are as follows:

(i) Remaining Salary. As specified in further detail in paragraph 2 of the Consulting Agreement, the Company shall pay Executive a lump sum amount equal to the Consulting Amount as compensation for his consulting services under the Consulting Agreement. If the Scheduled Expiration Date is later than the end of the Consulting Agreement Period, the Company shall also pay Executive the Severance Amount. The Consulting Amount and the Severance Amount shall be paid on the date that is six months and one day after the Termination Date (or upon Executive’s death, if earlier).

(ii) Stock Options. All of Executive’s Continuing Unvested Options shall become exercisable in accordance with the applicable Original Stock Option Award Documents, on the same basis as such options would have become vested and exercisable if Executive had remained employed under this Agreement through the Scheduled Expiration Date. Once exercisable, all Continuing Unvested Options shall remain exercisable until the Stock Option Termination Date. All of Executive’s Remaining Stock Options that were vested and exercisable at the Termination Date shall remain exercisable until the Stock Option Termination Date. Notwithstanding any other term or provision hereof, any of Executive’s stock options which are not vested at the Termination Date, and which are not Grandfathered Option Awards or Continuing Unvested Options, shall automatically terminate upon the Termination Date. Except as otherwise expressly provided herein, all of the Remaining Stock Options shall continue to be subject to the Original Stock Option Award Documents. Notwithstanding the foregoing, in the event of Executive’s death prior to the Stock Option Termination Date, all Continuing Unvested Options shall vest on the date of Executive’s death and all

Remaining Stock Options shall be exercisable for the period following Executive’s death determined under such Original Stock Option Award Documents on the same basis as though Executive was employed on the date of his death and regardless of when the Stock Option Termination Date would otherwise have occurred. However, any provisions in the Original Stock Option Award Documents relating to disability or change in control of the Company shall not be operative after the Termination Date with respect to any Remaining Stock Options.

(iii) RSUs. The Remaining Stock Units shall continue to vest in accordance with the terms of the Original RSU Award Documents regardless of Executive’s termination of employment. Except as otherwise expressly provided herein, all such Remaining Stock Units shall be subject to, and administered in accordance with, the Original RSU Award Documents. Any of Executive’s restricted stock unit awards that have not become vested on or before the Termination Date, and that are outstanding at the Termination Date, but which are not Remaining Stock Units, shall automatically terminate on the Termination Date. Notwithstanding any term or provision of the Original RSU Award Documents:

(A) any provisions in such Original RSU Award Documents relating to disability shall not be applicable to any such Remaining Stock Units after the Termination Date;

(B) in the event of Executive’s death after the Termination Date but prior to the Scheduled Expiration Date, the terms and provisions of the Original RSU Award Documents shall be interpreted and applied in the same manner with respect to such Remaining Stock Units as if Executive were an active employee on the date of his death; and

(C) to the extent that, under the Company’s compensation practices and policies, any tranche of Remaining Stock Units is subject to the achievement of performance conditions which were imposed solely because Executive was an executive officer of the Company who could have been a covered employee within the meaning of Section 162(m) at the time payment in respect of such award was expected to be made (the “Applicable 162(m) Criteria”) and such Applicable 162(m) Criteria relate, in whole or in part, to any performance period continuing after the end of the Company’s fiscal year in which the Termination Date occurs, such Applicable 162(m) Criteria shall be waived as of the Termination Date with respect to such tranche of the Remaining Stock Units; provided, however, that this Paragraph 7(d)(iii)(D) shall not be applicable if and to the extent, in the reasonable opinion of tax counsel to the Company, the presence of such provision would cause any stock units intended to be qualified as other performance based compensation within the meaning of Section 162(m) of the Code to fail to be so qualified at any time prior to Executive’s Termination Date.

(iv) Pro-Rated Current Year Bonus. A pro rata annual bonus for the year in which the Termination Date occurs, determined on the basis of an assumed full-year target bonus determined pursuant to Section 3(b) and the number of days in the applicable fiscal year occurring on or before the Termination Date. Such pro-rata current year bonus shall be paid no later than the later of (i) two and a half months after the end of Executive’s tax year in which the Termination Date occurs and (ii) two and a half months after the end of the Company’s tax year in which the Termination Date occurs.

(v) Additional Distribution Rules in Respect of Conditional Benefits. The following additional rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under Paragraph 7(d)(i), (iii) and (iv) and, if applicable Paragraph 8:

(A) It is intended that each installment of the payments and benefits provided under Paragraphs 7(d)(i), (iii) and (iv) shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(B) Distribution in respect of any tranche of Remaining Stock Units to which Paragraph 7(b)(iii)(D) applies shall be made within 90 days following the later of the date that (i) the service conditions that had originally been specified for such tranche of Remaining Stock Units under the applicable Original RSU Award Documents would otherwise have been satisfied (had Executive continued to be employed) and (ii) the last performance measurement period applicable in respect of such tranche of Remaining Stock Units under the applicable Original RSU Award Documents would otherwise have expired;

(C) Each installment of the payments and benefits due under Paragraph 7(d)(i) and (iii), or Paragraph 8, that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company (within the meaning of Section 409A and as provided in Paragraph 7(g) hereof ) shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service. (Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year of Executive’s in which the separation from service occurs.) Any subsequent installments that would be payable more than six months following Executive’s separation from service shall be paid in accordance with the dates and terms set forth herein.

(e) Definitions. For purposes of this Paragraph 7 and, to the extent applicable, Paragraph 8, the following terms shall have the meanings ascribed to them below:

“Consulting Agreement” means the consulting agreement in the form attached hereto as Exhibit B.

“Consulting Agreement Period” means the period established under the Consulting Agreement during which Executive shall be required to provide consulting services to the Company.

“Consulting Amount” means a lump sum amount equal to the aggregate Base Salary which would have been earned by Executive had his employment under this Agreement continued after the Termination Date and through the earlier to occur of (i) the end of the Consulting Agreement Period or (ii) any earlier date that the Consulting Agreement terminates for any reason whatsoever.

“Continuing Unvested Options” means any of Executive’s stock options (other than Grandfathered Option Awards, but including the Extension Stock Option Grant) that were not vested and exercisable at the Termination Date, but that would have become vested and exercisable on or prior to the Latest Stock Option Vesting Date had Executive continued to be employed by the Company through the Scheduled Expiration Date.

“Earned Compensation” means the sum of (a) any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Paragraph 7(a) (but excluding any salary and interest accrued thereon payment of which has been deferred) and (b) if Executive’s employment terminates due to Executive’s death or in a Termination due to Disability or a Termination for Good Reason or due to the Company’s exercise of its Termination Right, in any case, after the end of a fiscal year, but before the annual incentive compensation payable for services rendered in that fiscal year has been paid, the annual incentive compensation that would have been payable to Executive for such completed fiscal year in accordance with Paragraph 3(b).

“Grandfathered Option Awards” means any stock options granted to Executive prior to 2005 and outstanding on the Termination Date.

“Latest Stock Option Vesting Date” means the date which is three months after the Scheduled Expiration Date.

“Original Stock Option Award Documents” means, with respect to any Remaining Stock Option, the terms and provisions of the award agreement and plan pursuant to which such Remaining Stock Option was granted, each as in effect on the Termination Date.

“Original RSU Award Documents” means, with respect to any tranche of Remaining Stock Units, the terms and provisions of the award agreement related to and the plan governing, such tranche of Remaining Stock Units, each as in effect on the Termination Date.

“Release” means the General Release in the form set forth in Exhibit C attached hereto.

“Remaining Stock Options” means any of Executive’s stock options, other than the Grandfathered Option Awards, which are (i) vested at the Termination Date or (ii) Continuing Unvested Options.

“Remaining Stock Units” means any of Executive’s restricted stock units (including any Commencement Stock Units) outstanding at the Termination Date (whether or not subject to performance conditions) that, subject to the satisfaction of any applicable performance conditions, would have become vested on or prior to the Scheduled Expiration Date had Executive continued to be employed by the Company through the Scheduled Expiration Date.

“Scheduled Expiration Date” means January 31, 2013.

“Severance Amount” means an amount equal to the aggregate Base Salary which would have been earned by Executive under this Agreement for the period commencing on the day after termination of the Consulting Agreement Period and ending on the Scheduled Expiration Date; provided that if the Company terminates the Consulting Agreement due to Executive’s material breach of the terms thereof, the Severance Amount shall be reduced to zero.

“Stock Option Termination Date” means with respect to any Remaining Stock Option the earlier to occur of (A) the date which is eighteen (18) months after the Scheduled Expiration Date and (B) the expiration of the stated term of such award.

“Termination for Cause” means a termination of Executive’s employment by the Company due to (i) Executive’s conviction of a felony or the entering by Executive of a plea of nolo contendere to a felony charge; (ii) Executive’s gross neglect, willful malfeasance or willful gross misconduct in connection with his employment hereunder which has had a material adverse effect on the business of the Company and its subsidiaries, unless Executive reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of the Company; (iii) a substantial and continual refusal by Executive in breach of this Agreement to perform Executive’s duties, responsibilities or obligations assigned to Executive in accordance with the terms hereof (provided that such duties, responsibilities or obligations are not inconsistent with his positions as Chief Executive Officer and are otherwise lawful) that continues after receipt by Executive of written notice from the Company identifying the duties, responsibilities or obligations not being performed; (iv) a violation by Executive of any policy of the Company that is generally applicable to all employees or all officers of the Companies including, but not limited to, policies concerning insider trading or sexual harassment, or the Company’s code of conduct, that Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company; (v) Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; or (vi) any material breach by Executive of the provisions of Paragraph 11; provided, however, that in the case of subclauses (iv), (v) and (vi), Cause shall not exist if, such violation, failure to cooperate or breach, if capable of being cured, shall have been cured by Executive within 30 days after receipt of notice thereof from the Company. Any Termination for Cause shall be effected by a resolution of the majority of the members of the Board, excluding Executive. Prior to the effectiveness of any such termination, Executive shall be afforded an opportunity to meet with the Board, upon reasonable notice under the circumstances, and explain and defend any action or omission alleged to constitute grounds for a Termination for Cause; provided that, the Board may suspend Executive from his duties hereunder prior to such opportunity and such suspension shall not constitute a breach of this Agreement by the Company or otherwise form the basis for a Termination for Good Reason. If Executive has, and utilizes, such opportunity to be heard, the Board shall promptly reaffirm that grounds for a Termination for Cause exist or reinstate Executive to his position hereunder.

“Termination Date” means, subject to the provisions of Paragraph 7(g), the earlier to occur of (i) the date the Company specifies in writing to Executive in connection with the exercise of its Termination Right or (ii) the date Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason.

“Termination due to Disability” means a termination of Executive’s employment by the Company because Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) six consecutive months or (ii) an aggregate of nine months (whether or not consecutive) in any twelve month period. Any question as to the existence, extent or potentiality of Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of Executive, which consent shall not be unreasonably withheld. Executive or his legal representatives or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to Executive’s disability as he, she or they deem appropriate, including the opinion of Executive’s personal physician.

“Termination for Good Reason” means a termination of Executive’s employment by Executive within 30 days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in any of Executive’s compensation rights hereunder (that is, Base Salary, target bonus opportunity specified in Paragraph 3(b) or annual target incentive awards specified in Paragraph 3(c)), it being understood that the failure of Executive to receive an actual bonus for any fiscal year equal to or greater than the target bonus opportunity, or to receive in respect of any equity award granted an amount that is equal to or greater than the annual target incentive value ascribed to such award is not a reduction in such compensation rights; (ii) the failure to elect or reelect Executive as a member of the Board of Directors, or the removal of him by the Company from the position of Chief Executive Officer; (iii) the removal of Executive from the position of President of the Company other than in connection with the appointment of another person who is acceptable to Executive to serve as President of the Company; (iv) a material reduction in Executive’s duties and responsibilities as in effect immediately prior to such reduction (other than in connection with the appointment of a person other than Executive to serve as President of the Company); (v) the assignment to Executive of duties that are materially inconsistent with his position or duties or that materially impair Executive’s ability to function as Chief Executive Officer of the Company and any other position in which he is then serving; (vi) the relocation of Executive’s principal office to a location that is both more than 50 miles from Manhattan and more than 50 miles outside of the greater Los Angeles area; or (vii) a material breach of any material provision of this Agreement by the Company. In addition, following the occurrence of a Change in Control, any occurrence that would constitute a Triggering Event for purposes of Section 11 of the 2005 Stock Plan shall also constitute an event upon which Executive may effect a Termination for Good Reason in accordance with this Agreement. For purposes of the preceding sentence, the terms Change of Control and Triggering Event shall have the meaning set forth in the 2005 Stock Plan as amended through October 2, 2008. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (A) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, (B) if the Board removes Executive from the position of President to appoint as President a person who Executive recommends or otherwise agrees to be acceptable, or (C) unless Executive shall have delivered a written notice to the Board within three months of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

“Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate Executive’s employment under this Agreement for any reason or no reason whatsoever. For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(f) Conflict With Plans. As permitted under each of the Stock Plan and the 2005 Stock Plan, the Company and Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Paragraph 7 shall apply in place of any similar definition or comparable concept applicable under either of the plans (or any similar definition in any successor plan), except that, in connection with a “Triggering Event” as defined in the Stock Plan as amended through October 2, 2008, the terms of the Stock Plan shall apply to determine Executive’s rights and entitlements in respect of the awards made under such plan (and only in respect of such awards).

(g) Section 409A. To the extent applicable, it is intended that this Agreement comply with the requirements of Section 409A, and this Agreement shall be interpreted in a manner consistent with this intent. Notwithstanding anything else contained herein to the contrary, any payment required to be made to Executive hereunder upon his termination of employment (including any payment to this Paragraph 7) shall be made promptly after the six month anniversary of Executive’s date of termination to the extent necessary to avoid imposition on Executive of any tax penalty imposed under Section 409A of the Code. Solely for purposes of determining the time and form of payments due Executive under this Agreement (including any payments due under Paragraphs 3(a) or 7) or otherwise in connection with his termination of employment with the Company, Executive shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Section 409A of the Code, as determined in accordance with Paragraph 3(a) hereof. To the extent that the Company and Executive determine that any provision of this Agreement could reasonably be expected to result in Executive’s being subject to the payment of interest or additional tax under Section 409A, the Company and Executive agree, to the extent reasonably possible as determined in good faith, to amend this Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(h) Amendment of Existing Agreements. The parties acknowledge and agree that to the extent that this Paragraph 7 affects any of the terms and conditions of Executive’s Remaining Stock Options or Remaining Stock Units, this Agreement shall constitute an amendment of the Original Stock Option Award Documents and Original RSU Award Documents as they pertain to Executive.

8. Expiration of the Term of this Agreement. If the Employment Period ends at the expiration of the term stated in Paragraph 1 hereof (i.e., on January 31, 2013) and, prior to such date, the parties hereto have not (i) entered into a mutually satisfactory extension hereof or a new employment agreement to have effect after such date, or (ii) otherwise agreed to continue Executive’s employment without the benefit of an employment agreement, either party may (by written notice to the other) terminate Executive’s employment on, or within 30 days following such expiration of the Employment Period hereunder, in which case (but subject to Paragraph 9 hereof), Executive shall be entitled to receive from the Company a separation payment equal to the sum of (x) the Base Salary and (y) the average of the annual bonuses payable (including in such average a zero for any year for which no such bonus is payable) to Executive with respect to each of the last three completed fiscal years of the Company for which the amount of such bonus has been determined at the date of such termination (the “Separation Payment”), as well as the Unconditional Entitlements. The Separation Payment shall be paid six months and one day following Executive’s Termination Date , but subject to Executive’s execution and non-revocation of the Release. For Executive to become entitled to the Separation Payment, Executive must deliver the executed Release to the Company by no later than twenty-two (22) days following the date of his Termination Date. Unconditional Entitlements shall be payable at the times provided with respect to the applicable components thereof in Paragraph 7(c). In addition, Executive and his eligible dependents who were participating in any such arrangements at the Termination Date shall be entitled to continued participation in all medical, dental, hospitalization benefit plans or programs in which he and/or they were participating on the date of the termination of his employment until the earlier of (A) 12 months following termination of his employment and (B) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer; provided, however, that if Executive’s continued participation in any employee plan or program as provided in this Paragraph 8 would conflict with any law or regulation, or would result in any adverse tax consequences for Executive, the Company or other participants in such plan or program, he shall be provided with the economic equivalent of the benefits provided under the plan or program in which he is unable to participate. In the case of any welfare benefit plan, the economic equivalent of any benefit foregone (x) shall be deemed to be the lowest cost that would be incurred by Executive in obtaining such benefit himself on an individual basis and (y) shall be provided on a “tax grossed-up basis” to the extent the economic equivalent is taxable to Executive, but provision of the benefit to Executive while an employee was not taxable. If Executive becomes entitled to receive the Separation Payment, Executive agrees that, upon written request from the Company, he shall resign from the Board, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify). Notwithstanding anything in this Paragraph 6 to the contrary, payment of the Separation Payment and any other payments or in-kind benefits provided under this Paragraph 8 shall be subject to the terms and conditions set forth in Paragraph 7(d)(v) hereof.

9. Exclusive Remedy. Executive shall be under no obligation to seek other employment or other engagement of his services. Executive acknowledges and agrees that the payments and rights provided under either Paragraph 7 or 8, as the case may be, are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of his employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason or upon termination of his employment upon the expiration of this Agreement. The failure of Executive to execute and timely deliver the Release and, if applicable, the Consulting Agreement for any reason (i) shall limit his rights in connection with the exercise by the Company of its Termination Right, or upon the termination of his employment at or following the expiration of the term of this Agreement, solely to the right to receive the Unconditional Entitlements, (ii) shall not effect a modification of any of his commitments set forth in this Agreement (none of which are contingent upon execution of the Release by him) and (iii) shall not preserve or revive any rights waived by Executive hereunder. Subject to Executive’s execution and delivery of the Release without revocation thereof and execution and delivery of the

Consulting Agreement, (i) the Company agrees to enter into the Release and (ii) there shall be no offset available to the Company against any amounts due, paid or payable to him in respect of the Contingent Benefits under Paragraph 7 or the Separation Payment under Paragraph 8 with respect to any compensation, remuneration or payment attributable to any services that Executive may provide to any third party subsequent to termination of employment hereunder, whether as an employee or otherwise.

10. Additional Payments Following a Change in Control. In the event that the aggregate of all payments or benefits made or provided to the Executive under this Agreement and under all other plans, programs or arrangements of the Company (the “Aggregate Payment”) constitutes a parachute payment, as such term is defined in Section 280G(b)(2) of the Code, the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes and interest and penalties thereon, is equal to the Excise Tax on the Aggregate Payment. Notwithstanding the immediately preceding sentence, if the Aggregate Payments are less than 110% of the product of (i) three (3) times (ii) Executive’s Base Amount (as such term is defined in Section 280G of the Code), the Company shall have no obligation to make any additional payments under this Paragraph 10 and the Aggregate Payments to Executive shall be reduced such that no amount payable to Executive shall be subject to the Excise Tax. Any reduction in the Aggregate Payments effected pursuant to the immediately preceding sentence shall be effected in accordance with the procedure for reducing excess parachute payments specified in Section 11.3 of the 2005 Stock Plan, as amended through October 2, 2008. For the avoidance of doubt, except to the extent provided in the preceding sentence, the provisions of this Section 10 shall override any limitation on the benefits payable to Executive contained in each of Section 11(c) of the Stock Plan and Section 11.3 of the 2005 Stock Plan. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Paragraph 10 shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Company prior to the Change in Control. The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of (x) the Company or any affiliate thereof or (y) Executive. In the event that the Excise Tax is later determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the payment is made under this Paragraph 10 (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of such payment), the Company shall make an additional payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined. In the event that the Excise Tax is subsequently determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the payment to be made pursuant to this Paragraph 10, Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior payment that would not have been paid if such Excise Tax had been applied in initially calculating such payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event that any portion of the payment made hereunder that is to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive’s good faith claim for refund or credit is denied.

11. Non-competition and Confidentiality.

(a) Non-competition. During the Employment Period, Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in any business which is in competition with a business conducted by the Company at the time of the alleged competition.

(b) Confidentiality. Without the prior written consent of the Company, except (i) as reasonably necessary in the course of carrying out his duties hereunder or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, existing theatrical projects, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Executive’s breach of this Paragraph 11(b)).

(c) Company Property. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under his control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence of a personal nature.

(d) Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the one-year period following any termination of Executive’s employment, Executive shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

(e) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and the Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to obtain an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations contained in this Paragraph 11. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

12. Miscellaneous.

(a) Survival. Paragraphs 7 (relating to early termination of the Employment Period), 8 (relating to payments to be made at the expiration of this Agreement), 10 (relating to certain additional payments following a change in control), 11 (relating to nondisclosure and nonsolicitation of employees) and 12(o) (relating to governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period in accordance with Paragraph 1 or an early termination of the Employment Period pursuant to Paragraph 7 hereof.

(b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries as provided in Paragraph 12(d).

(c) Assignment. Except as provided under Paragraph 12(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(d) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law and the terms of any applicable plan, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(e) Entire Agreement. This Agreement and each of the agreements evidencing the terms of the Grandfathered Option Awards, the Commencement Stock Units and Extension Stock Option Grant shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein; provided that this Agreement shall not alter, amend, or supersede (i) except as specifically provided in Paragraph 7, any agreement that evidences the terms of any equity grant made prior to the date hereof or (ii) the Indemnification Agreement referenced in Paragraph 6(d). This Agreement expressly supersedes the 2005 Agreement and the January 31 Agreement. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein.

(f) Representations. Executive represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound. The Company represents that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. (ii) it has the full corporate power and authority to execute and deliver this Agreement and (iii) the execution, delivery and performance of this Agreement has been duly and validly authorized.

(g) Authority of the Board. For the avoidance of doubt, nothing is this Agreement shall preclude the Board from its ability to exercise any power or authority to take such actions as it is required or permitted to take as a matter of law or pursuant to the terms of the Company’s governing documents. Nothing in this Paragraph 12(g) shall be construed to modify, amend, limit or otherwise impair the rights and entitlements of Executive set forth in the other Paragraphs of this Agreement (including, without limitation, the rights and entitlements specified in Paragraph 7).

(h) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Paragraph 11(a), (b) or (d) is not enforceable in accordance with its terms, Executive and the Company agree that such subparagraph of such Paragraph 11 shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

(i) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(j) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and upon mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

The Walt Disney Company

500 South Buena Vista Avenue

Burbank, California 91521

Attention: General Counsel

Telecopy No.: (818) 569-5146

with a copy to:

Debevoise & Plimpton, LLP

919 Third Avenue

New York, New York 10022

Attention: Lawrence K. Cagney, Esq.

Telecopy No.: (212) 909-6836

If to Executive:

To the address listed as Executive’s principal residence in the Company’s human resources records and to his principal place of employment with the Company with a copy to:

Milbank, Tweed, Hadley & McCloy

One Chase Manhattan Plaza

New York, New York

Attention: Mel Immergut, Esq.

Telecopy No.: (212) 530-5730

(k) Amendments. No amendment to this Agreement shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(l) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(n) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(o) Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply; provided that Paragraph 4 shall be governed by the laws of the State of Delaware without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

THE WALT DISNEY COMPANY

Dated: December 23, 2008	By:	/s/ ALAN N. BRAVERMAN
Senior Executive Vice President, General Counsel and Secretary

ROBERT A. IGER

Dated: December 31, 2008	/s/ ROBERT A. IGER

EXHIBIT A

THE WALT DISNEY COMPANY

Non-Qualified Stock Option Award Agreement

[Seven-year Form]

This AWARD AGREEMENT (the “Agreement”) is between you, Robert A. Iger, and The Walt Disney Company (“Disney”), in connection with the Non-Qualified Stock Option Award (the “Option”) granted to you on                      (“Grant Date”), by the Compensation Committee of the Board of Directors of Disney pursuant to the terms of the Amended and Restated 2005 Stock Incentive Plan (the “Plan”), the applicable terms and conditions of which are incorporated herein by reference and made a part of this Agreement.

This Option gives you the opportunity to purchase 3,000,000 shares of Common Stock of The Walt Disney Company at an exercise price of $Option Price per share. The exercise price is the average of the highest and the lowest market prices for the Common Stock on the above grant date as determined pursuant to the Plan.

This Option may not be exercised before first anniversary of the Grant Date. On or after that date, subject to your continued employment by Disney or an affiliated company (as described further below) and to the other provisions of the Plan, you may exercise the Option with respect to the number of shares set forth opposite the first date below. As the subsequent dates set forth below occur, you may exercise the Option as to the additional number of shares set forth opposite those dates:

First Anniversary of the Grant Date	500,000 Shares

Second Anniversary of the Grant Date	500,000 Shares

Third Anniversary of the Grant Date	500,000 Shares

Fourth Anniversary of the Grant Date	500,000 Shares

Fifth Anniversary of the Grant Date	1,000,000 Shares

Provided your employment continues, the term of this Option is seven years from the grant date and, therefore, expires on                     . Except as otherwise provided below, if your employment should cease prior to the date on which your grant expires, your right to vest under and exercise the Option will be subject to early termination as provided in the Plan. Except under certain circumstances specified in the Plan or in this Agreement, you will generally have the right of continued vesting for three months following the date of termination of your employment and, because you are retirement eligible on the date hereof, you will have the right to exercise the shares covered by the Option that were vested on the date of termination, and any shares that vest during the three-month period referenced above, for 18 months after the termination of your employment (or for the remaining term of the Option, whichever is shorter). Notwithstanding the foregoing, because you are employed pursuant to an employment agreement with Disney, in the event of your termination of employment due to the exercise by the Company of its Termination Right or a termination by you for Good Reason (as each such term is defined in such employment agreement), the provisions of Paragraph 7 thereof shall determine the extent to which you may become vested in the Option and the period of time during which the Option may be exercised following your termination of employment.

You may exercise this Option as to all or part of the number of shares covered by the Option which are then vested by paying the aggregate exercise price and applicable withholding taxes on the gross gain. You will be provided with additional information at the time of exercise about the methods available for exercising your Option and paying your withholding taxes, in accordance with the methods of exercising options permitted under the Plan. You are urged to seek advice from your tax accountant or attorney when making decisions regarding the exercise of this Option. This Option may not be transferred or assigned.

Notwithstanding any other term or provision hereof, you agree by acceptance of this Option that, except for certain shares (the “Tax-Available Shares”) that may be sold to pay taxes up to the Maximum Tax Liability (as defined below) upon an exercise of a portion of, or all of, this Option, you will hold, for not less than twelve months from the date of exercise of this Option, shares representing no less than one hundred percent (100%) of the shares acquired by you (other than Tax-Available Shares) upon such exercise. In no event shall the foregoing restriction on sale of shares acquired upon the exercise of the Option apply after any termination of your employment with Disney.

For purposes hereof the term “Maximum Tax Liability” shall mean the amount calculated by multiplying total income recognized, as reported by Disney for Federal income tax purposes, upon an exercise of this Option, by a percentage determined as follows:

FR + SR (100-FR) + MR

where:

FR = the highest Federal income tax rate in effect at time of exercise of the Option;

SR = the highest state income tax rate, if any, in effect at the time of exercise of the Option in the state where your principle Disney office is located; and

MR = the Medicare tax rate in effect at time of exercise of the Option.

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The number of whole shares acquired upon any exercise of the Options that may be sold to discharge the Maximum Tax Liability shall be determined by dividing the Maximum Tax Liability by the fair market value (as defined in the Plan) of one share of Disney common stock on the date of exercise of the Option and disregarding any fractional amount resulting from such calculation. For the purposes hereof, your commitment to hold the percentage of shares referred to above for not less than twelve months shall constitute and undertaking by you not to sell, transfer, pledge, encumber, assign or otherwise dispose of, except for certain transfers to “family members” and certain others permitted with the prior approval of the Committee pursuant to the Plan, any of such shares during such period.

Please sign this Non-Qualified Stock Option Award Agreement where indicated below. Your signature acknowledges receipt of a copy of the Plan and evidences your agreement to be bound by all the terms and provisions of this Agreement and the Plan.

THE WALT DISNEY COMPANY	PARTICIPANT

By:	By:
(Signature of Participant)

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EXHIBIT B

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (hereinafter referred to as “Agreement”) is made and entered into by and between Robert A. Iger (hereinafter referred to as “Consultant”) and The Walt Disney Company (hereinafter referred to as “Company”) on and as of                 , 20     pursuant to that certain Employment Agreement by and between Executive and Company dated                  2008 (the “Employment Agreement”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

1. (a) Unless this Agreement is earlier terminated as hereinafter provided or the Board or a committee thereof waives any of Consultant’s duties and obligations, in whole or in part, for a period following the termination of Consultant’s employment under the Employment Agreement equal to the lesser of 6 months or the remaining period of the Term of the Employment Agreement (the “Consulting Agreement Period”), Consultant shall personally and diligently provide to the Chief Executive Officer of the Company such consulting services as the Chief Executive Officer or the Board may reasonably request from time to time, provided that such services shall relate to matters appropriate for the former Chief Executive Officer of the Company and shall be a type and nature and duration typical for a post-employment consulting agreement with the former Chief Executive Officer of the Company. Consultant shall not be required to report to Employer’s offices and shall be permitted, subject to the terms hereof, to provide consulting services to third parties during the term hereof, provided (i) in no event shall consulting services or other services or advice of any nature be provided by Consultant, directly or indirectly (whether as an employee, consultant, independent contractor, agent, partner, principal, owner or otherwise) to any person or entity which directly or indirectly owns, operates, manages, develops, controls or provides services to, any business involved in any of the following activities: (A) the conception, creation, development, production, purchase, sale, distribution, broadcast, transmission or other disposition (including, without limitation, the licensing and/or merchandising of related consumer products) of audio and/or visual product or works of any nature in any media, including, without limiting the generality of the foregoing, any activity relating to (i) any aspect of the network, cable, broadcasting, television (including pay-per-view, closed circuit or any inter-active form of distribution of television or other audio/visual product) or internet businesses, or (ii) the development, marketing or distribution by any vehicle whatsoever of any film or television product or any similar content in any media, whether or not now existing, (B) the operation, management, development, licensing and promotion of themed resorts, hotels and restaurants or amusement or themed entertainment parks; or (C) the design, development, publishing, promotion or sale of products based on cartoon or other animated characters, films, television and theatrical productions and other intellectual property derived therefrom, in each case, only to the extent that such person or entity is actively engaged in any geographic area in any business which is in competition with a business conducted by the Company or one of its subsidiaries at the time of the performance of such services (the “Specified Activities”), and (ii) that any services required by Company shall at all times be provided with precedence being given to Company and on a “first priority” basis to Company, although Company shall endeavor to provide, when possible, reasonable notice to Consultant of all services required hereunder and to give due consideration, to the extent practicable, to any prior commitments Consultant may have at such time. In no event shall Consultant be required to devote more than 20 hours per month to services to Company hereunder, and the parties agree and understand that Consultant’s expected commitment to such services shall regularly be less than the stated maximum monthly hours.

(b) In the event of a material uncured breach by Consultant of any term or provision of this paragraph 1 hereof, all of which terms and conditions Consultant acknowledges and agrees are of the essence of this Agreement, or any other term or provision hereof, Company by action of the Board shall have the right, in addition to any other right of remedy available to it at law or in equity, to terminate this Agreement. In such event Company shall have no further obligation to make payments or perform or honor any commitments under the Release or to pay or honor any commitments which relate to or constitute any of the Conditional Benefits; provided, however, that notwithstanding the foregoing, except as otherwise specifically provided in the immediately preceding sentence, no breach of this Agreement by Consultant, no termination of this Agreement by Company, and no other action or inaction by either of them (other than the execution by the parties of a written agreement amending or superseding the Release or any part thereof) shall in any event or under any circumstances have any effect whatsoever on the validity, enforceability, binding nature, effect or interpretation of the release set forth in paragraph 7 of the Release, and the release set forth therein shall remain in full force and effect.

(c) In the event that Consultant shall receive a notice of breach of this Agreement from the Board, Consultant shall have ten (10) business days to cure such breach unless the Board shall have determined in its good faith business judgment that such breach is not curable. Any notice of termination pursuant to this paragraph 2 shall set forth in reasonable detail the basis for such breach and shall contain a statement as to whether or not such breach has been determined to be curable by the Board. In the event that he receives a notice of breach of the Agreement from the Board, Executive may challenge such finding of a breach, by written notice to the Board, and shall be afforded an opportunity to present his objection to the Board, in person or in writing, as determined by the Board, prior to Company having any right to terminate this Agreement and the Conditional Benefits provided under the Employment Agreement.

2. Consultant shall receive gross consulting fees for his services hereunder which, for any period during the Consulting Agreement Period, shall equal the amount of gross salary Consultant would have earned had he remained as an employee of the Company under the Employment Agreement for such period. The consulting fee

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payments shall be made at the date set forth in Paragraph 7(d)(i) of the Employment Agreement.

3. Company shall reimburse Consultant, in accordance with the procedures of Company then in effect for its employees, for reasonable business expenses incurred by Consultant in the course of performing the services hereunder.

4. Company, its successors, privies and assigns shall be entitled to, and shall, own as their exclusive property all of the results and proceeds of the services (which results and proceeds are hereinafter collectively referred to as the “Work Product”) in whatever stage of completion, all of which shall be considered a work-for-hire, including, without limitation, all written work, research, plot outlines, computer programs, plans, drawings, paintings, sculptures, fanciful creations, specifications, ideas, scripts, sketches, designs, concepts, software, systems, reports, documentation, and other tangible or intangible work product produced. Company shall own all rights in the Work Product in perpetuity throughout the universe including, without limitation, the rights to produce, manufacture, record, reproduce, distribute, transfer or prepare derivative works from the Work Product by any art, medium or method and all copyrights, trademarks and/or patents in the Work Product. Company shall be deemed the sole author of the Work Product and is entitled to the copyright therein (and all renewals and extensions thereof), and the full ownership to the original and all copies of the Work Product. Company shall have the right to dispose of the Work Product and/or make any or all uses thereof as it, at any time and in the exercise of its sole discretion, may desire. Consultant shall deliver all originals and copies of the Work Product (whether completed or in process) and all research, plans, designs, specifications and any other work product or information which pertains to the Work Product to Company upon completion of the services performed hereunder or upon earlier termination of this Agreement. Consultant shall not retain, use or disclose any of the Work Product without Company’s prior written consent. The termination, completion or breach of this Agreement on whatever grounds and by whomsoever affected shall not affect Company’s exclusive ownership of the Work Product. Consultant hereby assigns to Company all now known or hereafter existing rights of every kind throughout the universe, in perpetuity and in all languages, pertaining to the Work Product, including, without limitation, all exclusive exploitation rights, of every kind and nature, including, but not limited to, all trademarks, copyrights and neighboring rights, to the full extent such assignment is allowed by law, and any renewals and extensions therefor throughout the universe, in perpetuity, or for the duration of the rights in each country, and in all languages. Consultant acknowledges that new rights to the Work Product may come into being or be recognized in the future, under the law or in equity (the “New Exploitation Rights”), and Consultant intends to and does hereby grant and convey to Company any and all such New Exploitation Rights to the Work Product. Consultant is also aware and acknowledges that new or changed technology, uses, media, format, modes of transmission and methods of distribution, dissemination, exhibition or performance (the “New Exploitation Methods”) are being and will inevitably continue

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to be developed in the future, which would offer new opportunities for exploiting the Work Product. Consultant intends to and does hereby grant and convey to Company any and all rights to such New Exploitation Methods with respect to the Work Product. Consultant agrees to execute, at any time upon Company’s request, such further documents and do such other acts as may be required to evidence or confirm Company’s exclusive ownership of and exploitation rights to the Work Product and to effectuate Consultant’s purpose to convey such rights to Company including, but not limited to, the New Exploitation Rights and any and all of the New Exploitation Methods. Consultant agrees that he will not seek to (i) challenge, through the courts, administrative governmental bodies, private organizations or in any other manner, the rights of Company to exploit the Work Product by any means whatsoever or (ii) thwart, hinder or subvert the intent of the preceding grants and conveyances to Company, or the collection by Company of any proceeds relating to the rights conveyed under this Agreement. The provisions of this paragraph shall survive the expiration or sooner termination of this Agreement.

5. This Agreement is for the personal services of Consultant and may not be subcontracted or assigned by Consultant in any fashion, whether by operation of law, or by conveyance of any type, without the prior written consent of Company, which consent Company may withhold in its sole discretion. Company may not assign all or any portion of this Agreement at any time to any of its affiliates or to any other person.

6. (a) Consultant, by virtue of this Agreement, shall acquire no right to use, and shall not use, the name “Disney” or “ABC” or “American Broadcasting Companies” or “ESPN” (either alone or in conjunction with or as a part of any other word, mark, or name) or any marks, fanciful characters or designs of The Walt Disney Company, or Company or any of their related, affiliated, or subsidiary companies in any advertising, publicity, or promotion; to express or imply any endorsement by Disney or Company or any of their related, affiliated or subsidiary companies of Consultant’s services; or in any other manner whatsoever (whether or not similar to the uses hereinabove specifically prohibited). Consistent with his obligations under Paragraph 7, this Paragraph 6(a) shall not prevent Executive from using such names to describe his activities with respect to Company and its subsidiaries under and prior to the Employment Agreement and under this Agreement.

(b) Consultant hereby represents and warrants to Company that as of the date of this Agreement, Consultant does not provide any services (including, without limitation, as an employee) to any person or entity that (i) is engaged in, or whose affiliated entities are engaged in, one or more of the Specified Activities or (ii) advises or provides consulting services to any person or entity that is engaged in, or whose affiliated entities are engaged in, any business or activity relating to or constituting one or more of the Specified Activities. Consultant further represents and warrants to Company that he

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shall make written disclosure to Company prior to providing any services, during the term of this Agreement, to any of the above mentioned persons or entities.

7. Consultant may, during the course of Consultant’s engagement hereunder, have access to, and acquire knowledge of or from, materials, data, strategies, systems or other information relating to the services hereunder or Company, or its parent, related, affiliated or subsidiary companies, which may not be accessible or known to the general public (including, but not limited to, the existence of this Agreement and the terms hereof and any Work Product not readily available to the general public) (“Confidential Information”). Any such knowledge acquired by Consultant shall be kept confidential and shall not be used, published, or divulged by Consultant to any other person, firm, or corporation, or in any advertising or promotion regarding Consultant or Consultant’s services, or in any other manner or connection whatsoever without first having obtained the prior written permission of Company, which permission Company may withhold in its sole discretion. Upon Company’s request, Consultant shall immediately return to Company or destroy, all documents, magnetic copies, or other physical evidence of all Confidential Information in Consultant’s possession or in the possession of any of Consultant’s directors, officers, employees, agents or representatives (including, without limitation, all copies, transcriptions, notes, extracts, analyses, compilations, studies, or other documents, records, or data prepared by Consultant) which contain or otherwise reflect or are generated from the Confidential Information without retaining any copy thereof, all of the foregoing being Confidential Information and the sole property of Company, Consultant shall certify to Company that all of the foregoing has been returned or destroyed as provided in this paragraph. Consultant agrees that Company would be irreparably harmed by any violation or threatened violation of this paragraph and that, therefore, Company shall be entitled to an injunction prohibiting Consultant from any violation or threatened violation of this paragraph. The provisions of this paragraph shall survive the expiration or sooner termination of this Agreement. The parties agree that Consultant shall have no greater duty or obligation in respect of this Paragraph 7 than applies to Executive under Paragraph 11(b) of the Employment Agreement.

8. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to conflicts of laws principles.

9. The terms and provisions of this Agreement, the Release and Paragraphs 7 and 10 of the Employment Agreement constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, representations, or agreements, either oral or written, between the parties relating to such subject matter hereof. No change, alteration or modification of this Agreement shall be effective unless made in writing and signed by both parties hereto.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

THE WALT DISNEY COMPANY	Consultant

By:	By:
Title:	[Name]

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EXHIBIT C

GENERAL RELEASE

WHEREAS, Robert A. Iger (hereinafter referred to as “Executive”) and The Walt Disney Company (hereinafter referred to as the “Company”) are parties to an Employment Agreement , originally dated October 2, 2005, and amended and restated as of January     , 2008 (the “Employment Agreement”), which provided for Executive’s employment with the Company on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph 9 of the Employment Agreement, Executive and the Company have agreed to execute mutual releases of the type and nature set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received in accordance with the terms of the Employment Agreement, it is agreed as follows:

1. (a) Upon the later of (i) the execution hereof by the Company and Executive, (ii) the passage of seven days following execution hereof by Executive without Executive’s having exercised the revocation rights referred to in paragraph 12 hereof and (iii) the time specified in the Employment Agreement for payment of a particular item of compensation, the Company shall (x) provide Executive the amounts and benefits described in Paragraph [7][8] of the Employment Agreement and (y) make full payment for vacation and floating holidays accrued but unused as of the date hereof, less amounts required to be withheld by law or authorized by Executive to be withheld (it being understood that from and after the date hereof no further rights to vacation or floating holidays or compensation therefor shall accrue or be payable to Executive). Such payment shall be made by check payable to Executive.

(b) The covenants and commitments of the Company referred to herein (including, specifically, but without limitation, any and all benefits conferred upon Executive pursuant to Paragraph 7 or 8 of the Employment Agreement) shall be in lieu of and in full and final discharge of any and all obligations to Executive for compensation, severance payments, or any other expectations of payment, remuneration, continued coverage of any nature or benefit on the part of Executive arising out of or in connection with Executive’s employment with the Company, or under any agreement, arrangement, commitment, plan, program, practice or policy of the Company, or otherwise, other than as expressly provided in the Employment Agreement.

(c) Notwithstanding the foregoing or any other term or provision hereof, Executive shall be entitled to such rights as are vested in Executive as of the Termination Date, or as are expressly provided in the Employment Agreement, under and subject to the terms of (i) the Employment Agreement, (ii) any applicable retirement plan(s) to which Executive may be subject, (iii) any applicable stock option plan or other incentive compensation plan of the Company to which Executive may be subject, (iv) any right which Executive now has or may hereafter have to claim a defense and/or indemnity for liabilities to third parties in connection with his activities as an employee of the Company or any of its affiliates pursuant to the terms of any applicable statute, under any insurance policy, pursuant to the certificate of incorporation or bylaws or established policies of the Company or any affiliate thereof or pursuant to written agreement (including, without limitation, the Indemnification Agreement dated as of October 1, 2003) expressly providing for such indemnity between Executive and the Company or any affiliate thereof, and (v) any other applicable employee welfare benefit plans to which Executive may be subject. Further, Executive shall be entitled to such continuation of health care coverage as is required under, and subject to, applicable law, of which Executive shall be notified in writing after the Termination Date, provided Executive timely exercises Executive’s rights in accordance therewith. Executive understands and acknowledges that all payments for any such continued health care coverage he may elect will be paid by him, except to the extent the Employment Agreement provides that such payments shall be made by the Company.

2. Executive confirms that, on or prior to seven (7) days from the date hereof, Executive shall turn over to the Company all files, memoranda, records, credit cards and other documents and physical or personal property that Executive received from the Company or that Executive generated in connection with his employment by the Company or that are the property of the Company.

3. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.

4. Executive represents and agrees (a) that Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that Executive is voluntarily entering into this Agreement.

5. Excluding enforcement of the covenants, promises and/or rights reserved herein, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively

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“Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on the Company’s right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended, and the California Fair Employment and Housing Act that Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company (any of the foregoing being an “Executive Claim” or, collectively, the “Executive Claims”).

6. Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Executive Claims that Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Executive Claim or Executive Claims.

7. Excluding enforcement of the covenants, promises and/or rights reserved herein or in the Employment Agreement, and except as otherwise provided in the proviso at the end of this sentence, the Company, hereby irrevocably and unconditionally releases, acquits and discharges Executive, and Executive’s heirs, assigns and successors in interest (“Executive Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any

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contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, that the Company now has, or has ever had, or ever will have, against Executive and/or the Executive Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Company’s execution hereof, that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company (hereinafter referred to as a “Claim” or collectively, the “Claims”); provided, however, that, notwithstanding any other term or provision hereof, any Claim or Claims rising out of, under, or resulting from, in part or whole, (i) any illegal or fraudulent act(s) or illegal or fraudulent omission(s) to act of Executive, (ii) any action(s) or omission(s) to act which would constitute self-dealing or a breach of Executive’s confidentiality obligations to the Company or any affiliate thereof, or a breach of The Walt Disney Company and Associated Companies Confidentiality Agreement executed by Executive, or (iii) the Board’s policy, as the same may be in effect from time to time, regarding the ability of the Company to recoup bonus or incentive payments as a result of the Company being required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, are hereby expressly excluded in their entirety from the foregoing release, acquittal and discharge and are unaffected thereby (any Claim or Claims not so excluded pursuant to this proviso being hereinafter referred to as a the “Company Claim” or, collectively, as the “Company Claims”).

8. Except as expressly reserved herein, the Company expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, acquittal and discharge of the Executive Releasees with respect to the Company Claims only, the Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all the Company Claims that the Company does not know or suspect to exist in the Company’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Company Claims.

9. Executive understands that Executive has been given a period of 21 days to review and consider this Agreement before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. Executive further understands

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that Executive may use as much of this 21-day period as Executive wishes prior to signing.

10. Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to General Counsel, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, the Company shall have no obligations to Executive hereunder, and this Agreement and the Employment Agreement shall have no further force and effect.

11. Executive and the Company respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees or of the Executive Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

12. This Agreement shall not in any way be construed as an admission by any of the Company Releasees or Executive Releasees, respectively, that any Company Releasee or Executive Releasee has acted wrongfully or that the Company or Executive has any rights whatsoever against any of the Company Releasees or Executive Releasees except as specifically set forth herein, and each of the Company Releasees and Executive Releasees specifically disclaims any liability to any party for any wrongful acts.

13. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. This Agreement is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any

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and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at             , California.

ROBERT A. IGER

Dated:

Executed at             , California.

THE WALT DISNEY COMPANY

By:
Title:
Dated:

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